EXHIBIT 10.35

GUARANTY

(Exceptions to Nonrecourse Liability)

THIS GUARANTY (“Guaranty”) is made as of this 30th day of November, 2006 in favor of CAPMARK BANK, a Utah industrial bank (together with its successors and assigns, “Lender”) by AIMCO PROPERTIES, L.P., a Delaware limited partnership (who, whether one or more, together are referred to as “Guarantors” and each individually as “Guarantor”).

BACKGROUND

A.

ANGELES INCOME PROPERTIES, LTD II, a California limited partnership, doing business in North Carolina as Angeles Income Properties, Ltd. II, A California Limited Partnership (“Borrower”) and Lender are entering into a certain Loan Agreement of even date herewith (“Loan Agreement”) pursuant to which Lender will make a loan (“Loan”) to Borrower in the maximum principal amount of $8,535,000.00.  The Loan will also be evidenced by Borrower’s promissory note to Lender of even date herewith (the “Note”) and secured by, among other things, a mortgage, deed of trust, deed to secure debt or similar security instrument made by Borrower to Lender also of even date herewith (“Security Instrument”) which grants to Lender, among other things, a first lien on the property described therein.

B.

Each Guarantor owns a direct or indirect interest in Borrower and will derive substantial benefit from Lender’s making of the Loan to Borrower.

C.

Lender requires as a condition to making the Loan that Guarantors agree, jointly and severally, to guaranty for the benefit of Lender, and its successors and assigns, all obligations and liabilities of Borrower with respect to the Loan for which Borrower is personally liable.

NOW, THEREFORE, to induce Lender to make the Loan to Borrower, and in consideration of the substantial benefit each Guarantor will derive from the Loan, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, each Guarantor hereby agrees as follows:

ARTICLE 1
DEFINED TERMS

1.01

Defined Terms.  Capitalized terms used in this Guaranty and not specifically defined in this Guaranty have the meaning provided in the Loan Agreement.

ARTICLE 2
OBLIGATION GUARANTEED

2.01

Guaranty of Loan Obligations.  Each Guarantor, jointly and severally, irrevocably and unconditionally, guarantees to Lender the prompt payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations and liabilities of Borrower for which Borrower is, or shall become, personally liable pursuant to the Loan Agreement and other Loan Documents, as and to the extent provided in Article 12 of the Loan Agreement (“Guaranteed Obligations”).

2.02

Continuing Obligation.  This Guaranty is a continuing guaranty and in full force and effect and will be discharged only if and when the Loan has been paid in full, and all obligations under the Loan Agreement and other Loan Documents have been fully performed; provided, however, that notwithstanding any of the foregoing to the contrary, this Guaranty shall remain in full force and effect for so long as any payment hereunder may be voided in bankruptcy proceedings as a preference or for any other reason.

2.03

Direct Action Against Guarantor.  Each Guarantor’s liability under this Guaranty is a guaranty of payment and performance and not of collection.  Lender has the right to require each Guarantor to pay, comply with and satisfy its obligations and liabilities under this Guaranty, and shall have the right to proceed immediately against each Guarantor with respect thereto, without being required to attempt recovery first from Borrower or any other party, without first suing on the Note or any other Loan Document and without demonstrating that the collateral for the Loan is inadequate security or that Lender has exercised (to any degree) or exhausted any of Lender’s other rights and remedies with respect to Borrower or any collateral for the Loan.

ARTICLE 3
GENERAL TERMS AND CONDITIONS

3.01

Payments; Interest on Amounts Payable Hereunder.  Amounts payable to Lender under this Guaranty shall be immediately due and payable on Lender's written demand and shall be paid without reduction by set-off, defense, counterclaim or cross-claim.  Interest at the Default Rate (or the maximum interest rate permitted by applicable law) shall accrue on any judgment obtained by Lender in connection with the enforcement or collection of amounts due under this Guaranty until such judgment is paid in full.  Lender may apply all money received by Lender to payment or reduction of the Loan or reimbursement of Lender's expenses, in such priority and proportions, and at such time or times as Lender may elect.

3.02

Cumulative Remedies. Guarantors acknowledge that, following an Event of Default with respect to the Loan, Lender is entitled to accelerate the Loan and exercise all other rights and remedies as have been provided to Lender under the other Loan Documents, by law or in equity, including, without limitation enforcement of this Guaranty.  All rights and remedies of Lender are cumulative and may be exercised independently, concurrently or successively in Lender's sole discretion and as often as occasion therefor shall arise.  Lender's delay or failure to accelerate the Loan or exercise any other remedy upon the occurrence of an Event of Default with respect to the Loan shall not be deemed a waiver of such right as remedy.  No partial exercise by Lender of any right or remedy will preclude further exercise thereof.  Notice or demand given to Guarantor in any instance will not entitle Guarantor to notice or demand in similar or other circumstances nor constitute Lender's waiver of its right to take any future action in any circumstance without notice or demand (except where expressly required by this Guaranty to be given). Lender may release other security for the Loan, may release any party liable for the Loan, may grant extensions, renewals or forbearances with respect thereto, may accept a partial or past due payment or grant other indulgences, or may apply any other security held by it to payment of the Loan, in each case without prejudice to its rights under this Guaranty and without such action being deemed an accord and satisfaction or a reinstatement of the Loan.  Lender will not be deemed as a consequence of its delay or failure to act, or any forbearances granted, to have waived or be estopped from exercising any of its rights or remedies.

3.03

Enforcement Costs.  Guarantors hereby agree to pay, on written demand by Lender, all costs incurred by Lender in collecting any amount payable under this Guaranty or enforcing or protecting its rights under the Guaranty, in each case whether or not legal proceedings are commenced.  Such fees and expenses include, without limitation, reasonable fees for attorneys, paralegals and other hired professionals, a reasonable assessment of the cost of services performed by Lender's default management staff, court fees, costs incurred in connection with pre-trial, trial and appellate level proceedings (including discovery and expert witnesses), costs incurred in post-judgment collection efforts or in any bankruptcy proceeding.  Amounts incurred by Lender shall be immediately due and payable, and shall bear interest at the Default Rate from the date of disbursement until paid in full, if not paid in full within ten (10) business days after Lender's written demand for payment.

3.04

Unimpaired Liability.  Each Guarantor acknowledges and agrees that all obligations hereunder are and shall be absolute and unconditional under any and all circumstances without regard to the validity, regularity or enforceability of any or all of the Loan Documents or the existence of any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.  Without limiting the foregoing, each Guarantor acknowledges and agrees that its respective liability hereunder shall in no way be released, terminated, discharged, limited or impaired by reason of any of the following (whether or not Guarantor has any knowledge or notice thereof):  (a) Borrower’s lack of authority or lawful right to enter into any of the Loan Documents; (b) any modification, supplement, extension, consolidation, restatement, waiver or consent provided by Lender with respect to any of the Loan Documents including, without limitation, approval of a Transfer or the grant of extensions of time for payment or performance; (c) failure to record any Loan Document or to perfect any security interest intended to be provided thereby or otherwise to protect, secure or insure any collateral for the Loan; (d) Lender’s failure to exercise, or delay in exercising, any rights or remedies Lender may have under the Loan Documents or under this Guaranty; (e) the release or substitution, in whole or in part, of any collateral for the Loan or acceptance of additional collateral for the Loan; (f) the release of any Guarantor from performance, in whole or in part, under this Guaranty or the release of Borrower from performance, in whole or in part, under any of the Loan Documents, in each case whether by operation of law, Lender’s voluntary act, or otherwise; (g) any bankruptcy, insolvency, reorganization, adjustment, dissolution, liquidation or other like proceeding involving or affecting Borrower, SPE Equity Owner,  any other Guarantor or Lender; (h) the termination or discharge of the Security Instrument or the exercise of any power of sale or any foreclosure (judicial or otherwise) or delivery or acceptance of a deed-in-lieu of foreclosure; (i) the existence of any claim, setoff, counterclaim, defense or other rights which Guarantor may have against Borrower, SPE Equity Owner, any other Guarantor or Lender, whether in connection with the Loan or any other transaction; or (j) the accuracy or inaccuracy of the representations and warranties made by Borrower in any of the Loan Documents.

3.05

Waivers.  Each Guarantor hereby waives and relinquishes, to the fullest extent permitted by law: (a) all rights or claims of right to cause a marshalling of assets or to cause Lender to proceed against any of the collateral for the Loan before proceeding under this Guaranty against it or any other Guarantor; (b) all rights and remedies accorded by applicable law to sureties or guarantors, except any rights of subrogation and contribution (the exercise of which are subject to the terms of this Guaranty); (c) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought by or against it; (d) notice of acceptance of this Guaranty and of any action taken or omitted in reliance hereon; (e) presentment for payment, demand, protest, notice of nonpayment or failure to perform or observe, or any other proof, notice or demand to which it might otherwise be entitled with respect to its obligations hereunder; and (f) all homestead or exemption rights against the obligations hereunder and the benefits of any statutes of limitation or repose.

3.06

Guarantor Bound by Judgment Against Borrower.  Each Guarantor agrees that it shall be bound conclusively, in any jurisdiction, by the judgment in any action by Lender against Borrower in connection with the Loan Documents (wherever instituted) as if such Guarantor were a party to such action even if not so joined as a party.

3.07

Certain Consequences of Borrower’s Bankruptcy.

(a)

If Borrower shall be subject to the protection of the Bankruptcy Code or any insolvency law the effect of which is to prevent or delay Lender from taking any remedial action against Borrower, including the exercise of any option Lender has to accelerate and declare the Loan immediately due and payable, Lender may, as against each Guarantor, nevertheless declare the Loan due and payable and enforce any or all of its rights and remedies against any Guarantor as provided herein.

(b)

Any payment made on the Loan, whether made by Borrower or any Guarantor or any other Person, that is required to be refunded or recovered from Lender as a preference or a fraudulent transfer or is otherwise set-aside pursuant to the Bankruptcy Code or any insolvency or other debtor relief law shall not be considered as a payment made on the Loan or under this Guaranty.  Each Guarantor’s liability under this Guaranty shall continue with respect to any such payment, or be deemed reinstated, with the same effect as if such payment had not been received by Lender, notwithstanding any notice of revocation of this Guaranty prior to such avoidance or recovery or payment in full of the Loan, until such time as all periods have expired within which Lender could be required to return any amount paid at any time on account of the Guaranteed Obligations.

(c)

Until payment in full of the Loan (including interest accruing on the Note after the commencement of a proceeding by or against Borrower under the Bankruptcy Code, which interest the parties agree remains a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally), Guarantors agree not to accept any payment or satisfaction of any kind of indebtedness of Borrower to Guarantors and hereby assign such indebtedness to Lender, including the right (but not the obligation) to file proof of claim and to vote in any other bankruptcy or insolvency action, including the right to vote on any plan of reorganization, liquidation or other proposal for debt adjustment under Federal or state law.

3.08

Subrogation and Contribution.  Each Guarantor agrees that no payment by it under this Guaranty shall give rise to (a) any rights of subrogation against Borrower or the collateral for the Loan, or (b) any rights of contribution against any other Guarantor, in each case unless and until Lender has received full and indefeasible payment of the Loan.  If the deferral of such rights shall be unenforceable for any reason, each Guarantor agrees that (a) its rights of subrogation shall be junior and subordinate to Lender’s rights against Borrower and the collateral for the Loan, and (b) its rights of contribution against any other Guarantor shall be junior and subordinate to Lender’s rights against each other Guarantor.

3.09

Subordination of Borrower’s Obligations to Guarantor.  Any indebtedness of Borrower to any Guarantor, now or hereafter existing, together with any interest thereon, shall be and hereby is deferred, postponed and subordinated to the prior payment in full of the Loan.  Further, each Guarantor agrees that should such Guarantor receive any payment, satisfaction or security for any indebtedness owed by Borrower to it, the same shall be delivered to Lender in the form received (endorsed or assigned as may be appropriate) for application on account of, or as security for, the Loan and until so delivered to Lender, shall be held in trust for Lender as security for the Loan.

3.10

Lender Transferees; Secondary Market Activities.  Each Guarantor acknowledges and agrees that Lender, without notice to any Guarantor or any Guarantor’s prior consent, may assign all or any portion of its rights hereunder in connection with any sale or assignment of the Loan or servicing rights related to the Loan, each grant of participations in the Loan, a transfer of the Loan as part of a Securitization in which Lender assigns its rights to a securitization trustee, or a contract for the servicing of the Loan, and that each such assignee, participant or servicer shall be entitled to exercise all of Lender’s rights and remedies hereunder.  Each Guarantor further acknowledges that Lender may provide to third parties with an existing or prospective interest in the servicing, enforcement, ownership, purchase, participation or Securitization of the Loan, including, without limitation, any Rating Agency rating the securities issued in respect of a Securitization or participation of the Loan, and any entity maintaining databases on the underwriting and performance of commercial mortgage loans, any and all information which Lender now has or may hereafter acquire relating to the Loan, the Property or with respect to Borrower or any Guarantor, as Lender determines necessary or desirable.  Each Guarantor irrevocably waives all rights it may have under applicable law, if any, to prohibit such disclosure, including, without limitation, any right of privacy.

3.11

Financial Reports, Inspection of Records.  Each Guarantor agrees to furnish to Lender (a) an annual personal financial statement if Guarantor is an individual or an annual balance sheet and statement of changes in Guarantor’s financial position if Guarantor is not an individual, each to be delivered within ninety (90) days after the end of the calendar year or close of the Guarantor’s fiscal year, as applicable; and (b) such additional financial information (including, without limitation, copies of state and Federal income tax returns) as Lender may reasonably require from time to time (but no more frequently than annually unless an Event of Default exists with respect to the Loan).  Each financial report provided by a Guarantor shall be certified by such Guarantor to be complete and accurate and shall be prepared in reasonable detail in accordance with consistently applied accounting methods reasonably acceptable to Lender.  Lender and its agents have the right, upon prior written notice to Guarantor (notice to be given unless an Event of Default exists with respect to the Loan), to examine the records, books and other papers which reflect upon such Guarantor’s financial condition and to make copies and abstracts from such materials.

3.12

Intentionally Omitted.

3.13

Intentionally Omitted.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.01

Guarantor Due Diligence and Benefit.  Each Guarantor represents and warrants to Lender that (a) the Loan and this Guaranty are for commercial purposes, (b) it has had adequate opportunity to review the Loan Documents, (c) it is fully aware of obligations of Borrower thereunder and of the financial condition, assets and prospects of Borrower, and (d) it is executing and delivering this Guaranty based solely upon Guarantor’s own independent investigation of the matters contemplated by clauses (a)-(c) above and in no part upon any representation, warranty or statement of Lender with respect thereto.

4.02

General.  Each Guarantor individually, as to such Guarantor, represents and warrants that:

(a)

Authority.  Guarantor has the full power and authority to execute and deliver this Guaranty and to perform its obligations hereunder.  If Guarantor is not an individual: (i) Guarantor is duly organized, validly existing and in good standing under the laws of the state of its formation, and (ii) the execution, delivery and performance of this Guaranty by Guarantor has been duly and validly authorized and the person(s) signing this Guaranty on Guarantor’s behalf has been validly authorized and directed to sign this Guaranty.

(b)

Valid and Binding Obligation.  This Guaranty constitutes Guarantor’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited under applicable bankruptcy and insolvency laws and similar laws affecting creditors’ rights generally and to general principles of equity.

(c)

No Conflict with Other Agreement.  Guarantor’s execution, delivery and performance of this Guaranty will not (i) violate Guarantor’s organizational documents if Guarantor is not an individual, (ii) result in the breach of, or conflict with, or result in the acceleration of, any obligation under any guaranty, indenture, credit facility or other instrument to which Guarantor or any of its assets may be subject, or (iii) violate any order, judgment or decree to which Guarantor or any of its assets is subject.

(d)

No Pending Litigation.  No action, suit, proceeding or investigation, judicial, administrative or otherwise (including without limitation any reorganization, bankruptcy, insolvency or similar proceeding), currently is pending or, to the best of Guarantor’s knowledge, threatened against Guarantor which, either in any one instance or in the aggregate, may have a material, adverse effect on Guarantor’s ability to perform its obligations under this Guaranty.

(e)

Consideration.  Guarantor owns a direct or indirect interest in Borrower and will derive substantial benefit from the Loan to Borrower.

(f)

Financial Condition.  Guarantor currently is solvent and will not be rendered insolvent by providing this Guaranty.  No change that would have a Material Adverse Effect has occurred in the financial condition of Guarantor since the date of its most recent financial statements submitted to Lender, other than has been disclosed in writing to Lender and acknowledged by Lender.

ARTICLE 5
MISCELLANEOUS

5.01

Notices.  All notices and other communications under this Guaranty are to be in writing and addressed in the case of Lender to the address as set forth below and in the case of each Guarantor, as set forth below such Guarantor’s signature hereto.  Default or demand notices shall be deemed to have been duly given upon the earlier of: (a) actual receipt; (b) one (1) business day after having been timely deposited for overnight delivery, fee prepaid, with a reputable overnight courier service, having a reliable tracking system; (c) one (1) business day after having been sent by telecopier (with answer back acknowledged) provided an additional notice is given pursuant to (b); or (d) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S.  Postal Service and sent by certified mail, postage prepaid, return receipt requested, and in the case of clause (b) and (d) irrespective of whether delivery is accepted.  A new address for notice may be established by written notice to the other parties; provided, however, that no address change will be effective until written notice thereof actually is received by the party to whom such address change is sent.  Lender’s notice address is as follows:

Capmark Bank
6955 Union Park Center, Suite 330
Midvale, Utah  84047
Attn:  President

Fax:  801-567-2681

With a copy to:

Capmark Bank
200 Witmer Road
Horsham, PA  19044
Attn:  PFG Asset Manager
Fax:  215-328-1190

and

Capmark Finance Inc.

200 Witmer Road

Horsham, PA 19044

Attn:  Servicing Accounting – Manager

Fax:  215-328-3478

5.02

Entire Agreement; Modification.  This Guaranty is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior discussions, representations, communications and agreements (oral or written).  This Guaranty shall not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.

5.03

Binding Effect; Joint and Several Obligations.  This Guaranty is binding upon and inures to the benefit of Guarantors, Lender and their respective heirs, executors, legal representatives, successors, and assigns, whether by voluntary action of the parties or by operation of law.  No Guarantor may delegate or transfer its obligations under this Guaranty.  If there is more than one Guarantor, each Guarantor shall be jointly and severally liable hereunder.

5.04

Unenforceable Provisions.  Any provision of this Guaranty which is determined by a court of competent jurisdiction or government body to be invalid, unenforceable or illegal shall be ineffective only to the extent of such determination and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.

5.05

Duplicate Originals; Counterparts.  This Guaranty may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original.  This Guaranty (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed Guaranty even though all signatures do not appear on the same document.

5.06

Construction of Certain Terms.  Defined terms used in this Guaranty may be used interchangeably in singular or plural form, and pronouns shall be construed to cover all genders.  Article and section headings are for convenience only and shall not be used in interpretation of this Guaranty.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Guaranty as a whole and not to any particular section, paragraph or other subdivision; and the word “section” refers to the entire section and not to any particular subsection, paragraph of other subdivision; and “Guaranty” and each of the Loan Documents referred to herein mean the agreement as originally executed and as hereafter modified, supplemented, extended, consolidated, or restated from time to time.

5.07

Governing Law.  This Guaranty shall be interpreted and enforced according to the laws of the State where the Property is located (excluding any choice of law rules that may direct the application of the laws of another jurisdiction).

5.08

Consent to Jurisdiction.  Each Guarantor irrevocably consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action arising with respect to this Guaranty and waives all objections which it may have to such jurisdiction and venue.

5.09

WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH GUARANTOR WAIVES AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS GUARANTY.

ARTICLE 6
LOCAL LAW PROVISIONS

The provisions set forth below control in the event of any conflict with the other terms of this Guaranty:

6.01

Guarantor waives all rights granted by Sections 26-7 through 26-9, inclusive, of the North Carolina Statutes.

IN WITNESS WHEREOF, the undersigned hereby sign, seal and deliver this Guaranty.

AIMCO PROPERTIES, L.P., a Delaware limited partnership

By:  AIMCO-GP, Inc., a Delaware corporation, its general partner

By: /s/Patti K. Fielding

Patti K. Fielding

Executive Vice President and Treasurer

Address for Notice:

c/o AIMCO
Stanford Place 3
4582 S. Ulster Street Parkway, Suite 1100
Denver, Colorado  80237

Attn.:  Patti K. Fielding
Fax:  303-300-3241